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Exhibit 10.54

March 1, 2002

PRIVATE AND CONFIDENTIAL

Dick Richardson
1215 Manor Drive
Mechanicsburg, PA 17055

Dear Mr. Richardson:

Re:   Balanced Care Corporation(the "Company")

Further to our recent discussions, the Company is pleased to offer employment to you with the effective commencement date of February 1, 2002, on the following terms. The salary paid between November 20, 2001 and February 1, 2002 was acceptable and is not covered by this agreement.

Position

         1. Your position of employment with the Company will be Interim CEO and Principal Financial Officer. You agree to devote substantially all your time and attention to such position and always act in the best interest of the Company.

Duties and Responsibilities

         2. In addition to any other duties, responsibilities and functions that may be assigned to you by the Company, your duties, responsibilities and functions as Interim CEO and Principal Financial Officer will include those typically associated with such a position. You will perform your duties at our Mechanicsburg office, presently located at 1215 Manor Drive, or such other office in the Mechanicsburg area as the Company may designate.
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         3.       Your gross salary before deductions will be $180,000
                  (US) per year payable bimonthly.

                  As additional compensation, you will be paid a bonus of $225,000, if you remain employed one year (November 20, 2001 to November 19, 2002). Also, if we agree that you will continue to be employed for an additional year (November 20, 2002 to November 19, 2003) you will be paid on additional bonus of $225,000.

                  You will be entitled to participate in the Company's benefit plan, the particulars of which have been made known to you, and a copy of which is attached for your reference.

Termination

         4. This agreement and your employment with the Company may be terminated at any time without cause by the company on 12 months prior written notice or upon payment of 12 months regular salary, in lieu of such notice, if such termination occurs prior to the first anniversary of the date of this letter. Thereafter, this agreement and your employment with the Company may be terminated at anytime without cause by the company on 6 months prior written notice or upon payment of 6 months regular salary, in lieu of such notice. Aside this, the Company may end your employment at anytime for cause without notice or payment instead of notice. In addition, your employment will terminate automatically without notice or payment in lieu of notice if you become disabled and unable to work for a period of 4 consecutive months, if you die, or if you resign or otherwise leave your employment with the Company.

Confidentiality

         5. You will keep all information concerning the business and affairs of the Company and all of its affiliates and subsidiaries strictly confidential and not disclose any such information to any other person, firm, or corporation during and after your employment with the
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                  Company.

Survival

         6. Your obligations set forth in paragraph 5 above survive after your employment with the Company, and any change in your duties, salary, compensation or terms of employment will not affect the validity of this agreement.

         7. Any notice that is required to be given by one of us to the other under this letter shall be given in writing by personal delivery and shall be deemed received when delivered.

We would ask that you signify your consent to the above terms and conditions of your employment by signing this letter below and returning a copy to us.

We encourage personal growth and look forward to having you join our team.

Yours very truly,

BCC Compensation Committee

By:/s/Barry Reichmann
      Name: Barry Reichmann
      Title: Director

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Agreed and accepted as of the 1st day of March 2002.



/s/Richard D. Richardson
Richard D. Richardson